AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 30, 1997
                                              REGISTRATION NO. 333-
     ===========================================================================
                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                       FORM S-4
                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933
                                   ----------------

                                      DQE, INC.

                (Exact name of registrant as specified in its charter)

        PENNSYLVANIA                 4911                   25-1598483
      (State or other         (Primary Standard          (I.R.S. Employer
      jurisdiction of        Classification Code      Identification Number)
       incorporation)               Number)


                       CHERRINGTON CORPORATE CENTER, SUITE 100
                               500 CHERRINGTON PARKWAY
                         CORAOPOLIS, PENNSYLVANIA 15108-3189
                                    (412) 262-4700
                 (Address, including zip code, and telephone number,
          including area code, of registrant's principal executive offices)

                                   ---------------

               VICTOR A. ROQUE, ESQ.            J. ANTHONY TERRELL, ESQ.
        VICE PRESIDENT AND GENERAL COUNSEL         REID & PRIEST LLP
                     DQE, INC.                    40 WEST 57TH STREET
      CHERRINGTON CORPORATE CENTER, SUITE 100     NEW YORK, NEW YORK
              500 CHERRINGTON PARKWAY                  10019-4097
        CORAOPOLIS, PENNSYLVANIA 15108-3189          (212) 603-2000
                  (412) 262-4700

              (Name, address, including zip code, and telephone number,
                     including area code, of agents for service)


        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the Registration Statement becomes effective.

        If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]


                           CALCULATION OF REGISTRATION FEE
     ===========================================================================

      TITLE OF EACH                                  PROPOSED
        CLASS OF                    PROPOSED          MAXIMUM
       SECURITIES     AMOUNT TO      MAXIMUM         AGGREGATE      AMOUNT OF
          TO BE          BE      OFFERING PRICE      OFFERING     REGISTRATION
       REGISTERED    REGISTERED     PER SHARE          PRICE           FEE
      ------------------------------------------------------------------------
      Preferred
      Stock, Series A
      (Convertible),   1,000,000
      no par value . .   shares     $ 100(1)     $100,000,000(1)    $30,303
      ------------------------------------------------------------------------
      Common Stock,
      no par value . .    (2)          --             --             None(3)
     ===========================================================================

          (1) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(f)(2).
          (2) Such indeterminate number of shares of Common Stock as may be issuable upon conversion of the Series A Preferred Stock.
          (3) No additional consideration will be received by the Company upon conversion of the Series A Preferred Stock and, therefore, pursuant to Rule 457(i), no separate registration fee is required.


          THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH
          SPECIFICALLY   STATES  THAT  THIS  REGISTRATION  STATEMENT  SHALL
          THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND
          EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

          =================================================================

          INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BY ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.


                     SUBJECT TO COMPLETION, DATED JULY 30, 1997

          PROSPECTUS
          ----------

                                      DQE, INC.

                                   1,000,000 SHARES
                       PREFERRED STOCK, SERIES A (CONVERTIBLE)
                       ($100 LIQUIDATION PREFERENCE PER SHARE)

                                   ---------------

             This Prospectus relates to 1,000,000 shares of Preferred Stock, Series A (Convertible), $100 liquidation preference per share (the "Series A Preferred Stock"), which may be offered and issued by DQE, Inc., a Pennsylvania corporation (the "Company" or "DQE"), from time to time in connection with the acquisition by
          the   Company  of   other   businesses,  assets   or   securities
          ("Acquisitions"). The Company may, at any time after the fifth anniversary of the Date of Issuance (as hereinafter defined) of any shares of Series A Preferred Stock and from time to time thereafter, redeem all or any such shares of Series A Preferred Stock at a price per share equal to $100 plus an amount equal to accrued and unpaid dividends thereon to (but excluding) the date
          fixed for redemption.   In  addition, the Company  shall, on  the
          first   day  of  the  first  month  commencing  after  the  sixth
          anniversary of the Date of Issuance of any share of Series A Preferred Stock, redeem such share at the same redemption price; provided, however, that the Company will have no obligation to redeem any share which is to be converted as hereinafter described. The Company's right to redeem and its obligation to redeem shares of Series A Preferred Stock are subject to certain
          limitations described herein.   The Company may, at any  time and
          from time to time, convert all or any number of shares of Series A Preferred Stock into the Company's Common Stock, no par value (the "Common Stock" and, together with the Series A Preferred Stock, the "Securities") or other Conversion Securities
          (as  hereinafter  defined).   If the  Company  shall not  have an
          obligation to redeem any share of Series A Preferred Stock on the date scheduled for mandatory redemption thereof, such share shall be converted automatically into Common Stock or other Conversion
          Securities   on  such   date.     See  "DESCRIPTION   OF  CAPITAL
          STOCK -- Preferred Stock."

             It  is  expected  that  the  terms  of   Acquisitions  will  be
          determined by direct negotiations with the owners or controlling persons of the businesses, assets or securities to be acquired by the Company. All expenses of this offering will be paid by the
          Company.   No underwriting discounts or commissions will be paid,
          although finder's fees may be paid in cash from time to time with respect to specific Acquisitions. Any person receiving such fees may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

             All of the Securities offered hereby, including Common Stock issuable upon conversion of the Series A Preferred Stock, may be
          resold,  subject   to  certain   conditions,  pursuant   to  this
          Prospectus  by  the  persons   who  receive  such  Securities  in
          connection with Acquisitions  or upon conversion of  the Series A
          Preferred  Stock.   See "RESALES  OF SECURITIES"  for information
          relating to resales, pursuant to this Prospectus or otherwise, of Securities offered hereby.

             The Company does not intend to list the Series A Preferred Stock on any exchange or automated quotation system. The Common Stock is listed on the New York, Philadelphia and Chicago stock exchanges. As of June 30, 1997, there were 77,408,557 shares of Common Stock outstanding.

                                   ---------------

            THE SECURITIES TO WHICH THIS PROSPECTUS RELATES HAVE NOT BEEN
                APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE
                COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS
                 THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                  SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                   ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                        TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ---------------

                   The date of this Prospectus is August   , 1997.

                                AVAILABLE INFORMATION

             The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and the rules
          and  regulations  thereunder   (the  "Exchange  Act"),  and,   in
          accordance therewith,  files reports  and other information  with
          the  Securities  and   Exchange  Commission  (the  "Commission").
          Reports, proxy and information statements, and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices: 7 World Trade Center, 13th Floor, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago,
          Illinois 60661.   Copies of  such material also  may be  obtained
          from  the Public Reference Section of the Commission at 450 Fifth
          Street, N.W., Washington, D.C. 20549,  at prescribed rates.   The
          Company's Common Stock is listed on the New York, Philadelphia and Chicago stock exchanges, where reports, proxy and information statements and other information concerning the Company may be inspected. In addition, the Commission maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy
          and  information  statements  and  other   information  regarding
          registrants that file electronically with the Commission.


                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

             The Company incorporates herein by reference, and as of any time after the date of this Prospectus and prior to the termination of the offering made hereby the Company shall be deemed to have incorporated by reference, (1) the Company's most recent Annual Report on Form 10-K (the "Latest Annual Report") filed by the Company with the Commission pursuant to the Exchange Act, and (2) all other documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of the Latest Annual Report, and all of such documents shall be deemed to be incorporated by reference in this Prospectus and to be a part
          hereof from the  date of  filing such documents.   The  documents
          incorporated or deemed to be incorporated herein by reference are sometimes hereinafter called the "Incorporated Documents." Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for all purposes to the extent that a statement herein or in a Prospectus Supplement or supplement thereto or in any subsequently field Incorporated Document
          modifies   or  supersedes  such   statement.    The  Incorporated
          Documents incorporated herein by reference as of the date of this Prospectus are the Annual Report on Form 10-K for the year ended December 31, 1996, the Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, the Current Report on Form 8-K dated April 8, 1997, the Joint Proxy Statement dated June 25, 1997 (the "Joint Proxy Statement"), and the Current Report on Form 8-K dated August 7, 1997.

             THIS PROSPECTUS INCORPORATES  DOCUMETNS BY REFERENCE  WHICH ARE
          NOT PRESENTED HEREIN OR DELIVERED HEREWITH.   THESE DOCUMENTS ARE
          AVAILABLE WITHOUT CHARGE UPON REQUEST TO DIANE EISMONT, CORPORATE SECRETARY, DQE, INC., BOX 68, PITTSBURGH, PENNSYLVANIA, 15230-
          0068.    TELEPHONE REQUESTS  MAY  BE DIRECTED  TO  DIANE EISMONT,
          CORPORATE  SECRETARY, AT  (412)  595-6080.   IN  ORDER TO  ENSURE
          TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD ALLOW AT LEAST FIVE BUSINESS DAYS FOR DELIVERY.

                                       SUMMARY

             The following summary, which is presented herein solely to furnish limited introductory information regarding the Company and the Securities, is based upon the detailed information contained elsewhere, or incorporated by reference, in this Prospectus, is not intended to be complete and is subject, and qualified in its entirety by reference, thereto. Offerees are urged to read carefully the entire Prospectus, including the documents incorporated by reference.

          THE COMPANY

             DQE  is an  energy  services holding  company.    Its principal
          subsidiaries are Duquesne Light Company, an electric utility company serving customers in southwestern Pennsylvania, Duquesne Enterprises, Inc. ("Duquesne Enterprises"), DQE Energy Services, Inc. (DQE Energy Services"), DQEnergy Partners, Inc. ("DQEnergy Partners") and Montauk, Inc. ("Montauk").

             DQE has entered into a definitive merger agreement with Allegheny Power System, Inc. ("Allegheny"), pursuant to which, subject to obtaining required regulatory approvals, a wholly-owned subsidiary of Allegheny will merge with and into DQE. This merger will result in DQE becoming a wholly-owned subsidiary of Allegheny and each DQE shareholder receiving 1.12 shares of Allegheny common stock for each share of DQE Common Stock. The
          combined company will  be called Allegheny Energy.   The proposed
          merger was approved by the respective shareholders of DQE and Allegheny at meetings held on August 7, 1997.

             The Company's executive offices are located at Cherrington Corporate Center, Suite 100, 500 Cherrington Parkway, Coraopolis, Pennsylvania, 15108-3184. Its telephone number is 412-262-4700.

          MARKET FOR THE SERIES A PREFERRED STOCK AND COMMON STOCK

             The Company does not intend to list the Series A Preferred Stock for trading on any exchange or automated quotations system. The Common Stock is listed on the New York, Philadelphia and Chicago stock exchanges under the symbol "DQE." See "DESCRIPTION
          OF  CAPITAL  STOCK."   The following  table  sets forth,  for the
          periods indicated, the high and low sale prices per share of the Common Stock as reported on the NYSE Composite Transactions Tape during the periods listed.

           Calendar Quarter                                    High     Low
           ----------------                                    ----     ---
           1995
           ----
             First Quarter   . . . . . . . . . . . . . . .  $22 3/8  $19 5/8
             Second Quarter  . . . . . . . . . . . . . . .   25       21 5/8
             Third Quarter   . . . . . . . . . . . . . . .   26 5/8   23 1/2
             Fourth Quarter  . . . . . . . . . . . . . . .   30 3/4   26 1/2

           1996
           ----
             First Quarter   . . . . . . . . . . . . . . .   31 1/2   27 1/2
             Second Quarter  . . . . . . . . . . . . . . .   28 7/8   25 3/4
             Third Quarter   . . . . . . . . . . . . . . .   28 3/4   27
             Fourth Quarter  . . . . . . . . . . . . . . .   30 3/8   27

           1997
           ----
             First Quarter   . . . . . . . . . . . . . . .   29 7/8   27 3/4
             Second Quarter  . . . . . . . . . . . . . . .   29 3/4   26 1/2
             Third Quarter (through July 28, 1997)   . . .   31 5/16  28 1/4

             On July 28, 1997, the closing sale price of the Common Stock as reported on the NYSE Composite Transactions Tape was $31 per share.

             OFFEREES ARE URGED TO OBTAIN CURRENT QUOTATIONS FOR THE MARKET PRICES OF THE COMMON STOCK.

          SELECTED HISTORICAL FINANCIAL DATA

             The selected historical financial information set forth below should be read in conjunction with the audited consolidated financial statements of the Company and notes thereto contained in the Incorporated Documents.

             The income statement data for the years ended December 31, 1994, 1995 and 1996, and the balance sheet data as of December 31, 1995 and 1996, are derived from, and are qualified by
          reference  to,  the   Company's  audited  consolidated  financial
          statements which are contained in the Incorporated Documents. The income statement data for the years ended December 31, 1992 and 1993 and the balance sheet data as of December 31, 1992, 1993
          and  1994   are  derived  from  audited   consolidated  financial
          statements of the Company which are not contained in the Incorporated Documents.

                                 THREE
                                 MONTHS         YEAR ENDED DECEMBER 31,
                                 ENDED   --------------------------------------
                                 MARCH
                                  31,
                                 1997    1996    1995    1994    1993    1992
                                 ----    ----    ----    ----    ----    ----
                                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

     INCOME STATEMENT DATA:

        Total Revenue  . . . .   $301  $1,225  $1,220  $1,224  $1,183  $1,153

        Operating Expenses . .    226     923     898     907     870     809
                                -----   -----   -----   -----   -----   -----
        Income from Operations     75     302     322     317     313     344

        Income before
           Cumulative Effect
           of Accounting
           Changes . . . . . .     45     179     171     157     141     142

        Cumulative Effect of
           Accounting              --      --      --      --       3      --
           Changes(a)  . . . .  -----   -----   -----   -----   -----   -----

        Net Income . . . . . .    $45    $179    $171    $157    $144    $142

        Earnings Per Share
           before Effect
           of Accounting
           Changes . . . . . .  $0.58   $2.32   $2.20   $1.98   $1.78   $1.78

        Cumulative Effect of
           Accounting           $  --   $  --   $  --   $  --   $0.03   $  --
           Changes(a)  . . . .  -----   -----   -----   -----   -----   -----

        Earnings Per Share
           after Effect of
           Accounting Changes   $0.58   $2.32   $2.20   $1.98   $1.81   $1.78

        Dividends Declared Per
           Share of
           DQE Common Stock  .  $0.34   $1.30   $1.21   $1.13   $1.08   $1.03

     BALANCE SHEET DATA:

        Total Assets . . . . . $4,623  $4,639  $4,459  $4,427  $4,550  $3,778

        Capitalization

           Long-Term Debt  . . $1,402  $1,440  $1,401  $1,378  $1,417  $1,413

           Preferred/Preference
             Stock . . . . . .    224     223      71      95     133     132

           Common Shareholders' 1,409   1,392   1,329   1,277   1,231   1,171
             Equity  . . . . . ------  ------  ------  ------  ------  ------

              Total
              Capitalization . $3,035  $3,055  $2,801  $2,750  $2,781  $2,716

        Book Value Per Share of
           DQE Common Stock  . $18.22  $18.01  $17.13  $16.27  $15.47  $14.75


          NOTE TO SELECTED HISTORICAL FINANCIAL DATA

          (a) The 1993 amount of $3 million ($.04 per share) represents DQE's net cumulative effect for changes in accounting for the adoption of "Statement of Financial Accounting Standards No. 109, Income Taxes" ($8.0 million) and the cumulative effect of accounting for maintenance costs by accruing over the periods between outages for anticipated expenses of scheduled major fossil generating station outages ($5.4 million).

          RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED AND PREFERENCE STOCK DIVIDENDS

             The ratios of earnings to combined fixed charges and preferred and preference stock dividends, calculated according to the rules set forth under the Securities Act of 1933, as amended, for the following twelve-month periods were:



       THREE MONTHS                     TWELVE MONTHS ENDED
          ENDED                             DECEMBER 31,
        MARCH 31,       ------------------------------------------------------
          1997          1996         1995         1994        1993       1992
       ------------     ----         ----         ----        ----       ----
          2.63          2.69         2.73         2.57        2.29       2.24


             Earnings consist of net income to which has been added taxes on income and fixed charges. Fixed charges consist of interest on all indebtedness, amortization of debt expense and discount or premium, and the estimated interest portion of rentals charged to
          income.    The  Company's  share  of  the  fixed  charges  of  an
          unaffiliated coal supplier, which amounted to approximately $0.7 million for the three months ended March 31, 1997, has been
          excluded  from  the  ratio.     Preferred  and  preference  stock
          dividends consist of dividends paid on preferred and preference stock of DQE subsidiaries.

             Earnings  related  to  income  taxes  reflect  a  $3.0  million decrease for the three months ended March 31, 1997, a $12 million, $13.5 million, $13.5 million and $10.4 million decrease for the twelve months ended December 31, 1996, 1995, 1994 and 1993, respectively, due to financial statement reclassification related to Statement of Financial Accounting Standards No. 109,
          Accounting  for Income  Taxes.   The ratio  of earnings  to fixed
          charges and preferred and preference stock dividends, absent this reclassification, equals 2.70 for the three months ended March 31, 1997, and 2.76, 2.82, 2.65 and 2.35 for the twelve months ended December 31, 1996, 1995, 1994 and 1993, respectively.

                                     THE COMPANY

             DQE is  an energy  services holding company.   DQE's  principal
          subsidiaries are Duquesne Light Company, Duquesne Enterprises, DQE Energy Services, DQEnergy Partners and Montauk.

             Duquesne Light Company is an electric utility engaged in the production, transmission, distribution and sale of electric energy and is the largest of DQE's subsidiaries. Duquesne Light Company provides electric service to customers in a service territory of about 800 square miles in southwestern Pennsylvania, comprised of parts of Allegheny County (including the City of Pittsburgh), and parts of Beaver County and Westmoreland County.
          Duquesne  Light   Company  provides  service   to  about  580,000
          customers in this service  area and its revenues account  for the
          majority of DQE's revenue.   Duquesne Enterprises makes strategic
          investments  beneficial to  DQE's  core energy  business.   These
          investments enhance DQE's capabilities as an energy provider, increase asset utilization, and act as a hedge against changing business conditions. DQE Energy Services is a diversified energy services company offering a wide range of energy solutions for
          industrial, utility  and consumer markets worldwide.   DQE Energy
          Services  initiatives include  energy  facility  development  and
          operation,   domestic   and   international   independent   power
          production, and the production and supply of innovative fuels. DQEnergy Partners was formed in December 1996 to align DQE with strategic partners to capitalize on opportunities in the dynamic
          energy   services  industry.      These  alliances   enhance  the
          utilization  and   value  of  DQE's  strategic   investments  and
          capabilities while establishing DQE as a total energy provider. Montauk is a financial services company that makes long-term investments and provides financing for the Company's other market-driven businesses and their customers.

             DQE has entered into a definitive merger agreement with Allegheny, pursuant to which, subject to obtaining required regulatory approvals, a wholly-owned subsidiary of Allegheny will merge with and into DQE. This merger will result in DQE becoming a wholly-owned subsidiary of Allegheny and each DQE shareholder receiving 1.12 shares of Allegheny common stock for each share of DQE Common Stock. The combined company will be called Allegheny
          Energy.   The  proposed  merger was  approved  by the  respective
          shareholders of DQE and Allegheny at meetings held on August 7, 1997. If the Allegheny transaction is consummated prior to the conversion of any shares of Series A Preferred Stock, such shares will thereupon become convertible, at the option of DQE, into
          shares of Allegheny  common stock.   See "DESCRIPTION OF  CAPITAL
          STOCK -- Preferred Stock -- Conversion".

             The  merger  is  conditioned,  among  other  things,  upon  the necessary  approvals of  various  state  and  federal  regulatory
          agencies,   including   the   public   utility   commissions   in
          Pennsylvania   and  Maryland;   the   Securities   and   Exchange
          Commission;  the Federal  Energy  Regulatory Commission  and  the
          Nuclear Regulatory  Commission.   The companies are  hopeful that
          the required approvals can be obtained by late 1998.

             Allegheny provides electric service to nearly 1.4 million customers in parts of Maryland, Ohio, Pennsylvania, Virginia and West Virginia, an area of about 29,000 square miles with a population of nearly 3 million. Incorporated in Maryland in 1925 with headquarters near Hagerstown, Maryland, Allegheny is a
          registered   public   utility   holding  company   that   derives
          substantially all of its income from the operations of its electric utility subsidiaries, Monongahela Power Company, The Potomac Edison Company, and West Penn Power Company. Allegheny has a wholly owned, nonutility subsidiary, AYP Capital, which is pursuing and developing opportunities related to its core utility business.

                                   THE ACQUISITIONS

             The Company intends to issue the Series A Preferred Stock from time to time in connection with the acquisition by the Company of
          other businesses,  assets or securities ("Acquisitions").   It is
          expected  that each Acquisition  will be  structured either  as a
          merger  or  as  an acquisition  of  assets  or  securities.   The
          structure and terms of each Acquisition will be determined by direct negotiations with the owners or controlling persons of the businesses, assets or securities to be acquired by the Company in such Acquisition.

             The specific terms of the shares of Series A Preferred Stock to be issued in connection with each Acquisition, including the dividend rate and mandatory redemption date, will be set forth in an amendment or supplement to this Prospectus delivered to the
          offerees prior to  the consummation  of such Acquisition.   As  a
          general rule, each Acquisition and the Company being acquired will be described in such an amendment or supplement; provided, however, that if any Acquisition would itself qualify for an exemption from the registration requirements of the Securities Act, absent the existence of other similar (prior or subsequent) transactions, no information regarding the Acquisition or the company being acquired is expected to be furnished prior to the consummation of the Acquisition, and such information, to the
          extent   deemed  material,  will  be  contained  in  Incorporated
          Documents filed after the consummation of such Acquisition.

                                RESALES OF SECURITIES

             The Securities  to be  issued in  connection with  Acquisitions
          have been registered  under the Securities Act.   Individuals who
          are not affiliates of the entity being acquired and do not become
          affiliates  of  the  Company  will  not  be  subject  to   resale
          restrictions under Rule 145 promulgated under the Securities Act and, unless otherwise contractually restricted, may resell the
          Securities   immediately  following   the  consummation   of  the
          Acquisition. Affiliates of the Company, or of entities acquired by the Company, may not resell Securities registered under the Registration Statement to which this Prospectus relates except
          pursuant  to  an  effective  registration   statement  under  the
          Securities Act covering such shares,  or in compliance with  Rule
          145  or  another  applicable  exemption  from   the  registration
          requirements of  the Securities Act.   "Affiliates" are generally
          defined as persons who control, are controlled by or are under common control with the acquired company.

             Generally, Rule 145 will permit such affiliates to sell such Securities immediately following the Acquisition in compliance with certain volume limitations and manner of sale requirements. Under Rule 145, sales by such affiliates during any three-month period cannot exceed the greater of (i) one percent of the shares of the class of such Securities outstanding and (ii) the average weekly reported volume of trading act shares of such class of Securities on all national securities exchanges during the four
          calendar weeks  preceding the proposed sale.   These restrictions
          will cease to apply in certain circumstances one year from the date of the Acquisition, provided that the person or entity is not then an affiliate of the Company. The ability of affiliates of entities acquired by the Company to resell Securities under Rule 145 for two years subsequent to such acquisition will be
          subject  to  the  Company   having  satisfied  its  Exchange  Act
          reporting requirements for specified periods prior to the time of sale.

             The Company does not intend to list the Series A Preferred Stock on any securities exchange or automated quotation system. Therefore, any resale of Series A Preferred Stock that is not registered for resale by affiliates of acquired entities during any period for which Rule 145 volume limitations apply must be limited to one percent of the Series A Preferred Stock then outstanding or must be made pursuant to an exemption from the registration requirements of the Securities Act.

             This Prospectus may be used in connection with resales of the Securities by affiliates of the Company or of entities acquired by the Company. Such persons may not use this Prospectus without
          the  consent of  the Company.   Any  information with  respect to
          selling securityholders, the Securities being resold and plan of distribution with respect to such Securities will be set forth in an amendment or supplement to this Prospectus.

                             DESCRIPTION OF CAPITAL STOCK

             The  Company's Restated  Articles of  Incorporation, as amended
          (the  "Articles"),   authorize  the   Company  to  issue   up  to
          182,500,000 shares of Common Stock. The Articles also authorize the Company to issue up to 4,000,000 shares of Preferred Stock, no par value (the "Preferred Stock"). As of June 30, 1997, there
          were 77,408,557  shares of  Common Stock  outstanding.   Prior to
          this Offering, no shares of Preferred Stock had ever been issued or were outstanding.

          PREFERRED STOCK

             GENERAL

             The Board of Directors is authorized to divide the Preferred Stock into series and, as to each series, to determine the designation and number of shares of such series and the voting rights, preferences, limitations and special rights, if any, of the shares of such series. Such divisions and determinations shall be set forth in one or more amendments to the Articles adopted by the Board of Directors.

             The  Board  of  Directors  has  established  a  series  of  the
          Preferred  Stock  consisting   of  1,000,000  shares,  designated
          "Preferred  Stock,  Series   A  (Convertible)"  (the   "Series  A
          Preferred  Stock")  and  having  the voting  rights  preferences,
          limitations  and special rights set  forth below.   Shares of the
          Series A Preferred Stock will be issued from time to time in connection with Acquisitions. All shares of Series A Preferred Stock will be identical except for the date of issuance thereof, the dividend rate thereon and the date, if any, for the mandatory redemption thereof.

             DIVIDENDS

             General. When, as and if declared by the Board of Directors and subject to the rights of the holders of any shares of any series of Preferred Stock or other stock ranking senior to the Series A Preferred Stock with respect to dividends, the Company will pay, out of funds legally available therefor, dividends in cash to the holders of shares of Series A Preferred at the respective rates thereon. The dividend rates on each share of Series A Preferred Stock will be set forth in a supplement to this Prospectus relating to such share.

             Dividends on shares of the Series A Preferred Stock will be payable, subject to the terms and conditions set forth in the Articles, on each Dividend Payment Date (as hereinafter defined), beginning on the first Dividend Payment Date following the respective Dates of Issuance (as hereinafter defined) of such shares, to the registered holders of such shares as of the close of business on the Record Date (as hereinafter defined) with respect to such Dividend Payment Date; provided, however, that, if the Date of Issuance of a share of Series A Preferred Stock shall be after a Record Date and before the corresponding Dividend Payment Date, the first payment of a dividend on such share will be made on the next succeeding Dividend Payment Date to the holder in whose name such share is registered at the close of business on the Record Date with respect to such next succeeding Dividend Payment Date.

             Accrual of Dividends, etc. Dividends will begin to accrue on shares of the Series A Preferred Stock from the Date or Dates of Issuance thereof. Dividends will accrue on a daily basis whether or not at the time the Corporation shall have funds legally available for distributions to shareholders. Accrued dividends for any period less than a full annual period will be computed on the basis of a year deemed to consist of (A) 360 days and (B) twelve calendar months each, itself, deemed to consist of 30 days; provided, however, that, if any part of the period for which accrued dividends are being computed shall consist of a portion of a calendar month, accrued dividends for such part of such period will be computed on the basis of the actual number of days elapsed during such calendar month (excluding the date of payment, if any, in such calendar month) in relation to the full annual dividend accrued during a deemed 360-day year. Accrued but unpaid dividends will accumulate as of the Dividend Payment Date on which they first become payable, but no interest shall accrue on accumulated but unpaid dividends.

             Parity Stock. So long as any Series A Preferred Stock shall be outstanding, if (A) at any time the Company shall not have satisfied in full the cumulative dividends accrued on the Series A Preferred Stock for all Dividend Periods (as hereinafter defined) ended at or prior to such time and (B) at such time there shall have accrued and shall remain unpaid, for Dividend Periods ended at or prior to such time, dividends on shares of any other series of the Preferred Stock or any other class of stock in either case ranking as to dividends on a parity with the Series A Preferred Stock, any funds of the Corporation legally available for the purpose will be allocated among all cumulative dividends accrued and unpaid, for all Dividend Periods ended at or prior to such time, on all such parity series of the Preferred Stock and such other parity stock in proportion to the respective amounts thereof.

             Junior Securities. So long as any Series A Preferred Stock shall be outstanding, the Company will not (A) declare or pay or
          set   apart  for  payment   any  dividends  or   make  any  other
          distributions on any Junior Securities (as hereinafter defined) or (B) make any payment on account of the redemption, purchase or other acquisition or retirement of any Junior Securities, unless, as of the date of any such declaration, setting aside or payment, as the case may be, there shall also have been declared and paid or set aside for payment dividends accumulated on the Series A Preferred Stock during all Dividend Periods ended on or prior to such date; provided, however, that the foregoing restriction will not prohibit (X) any dividend payable solely in shares of Junior Securities or (Y) the acquisition of any Junior Securities either
          (i) pursuant to any employee or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement), or any dividend or interest reinvestment or stock purchase plan, of the Company or any affiliate of the Company heretofore or hereafter adopted or (ii) in exchange solely for any other Junior Securities; and provided, further, that nothing in the Articles will prevent the simultaneous declaration or payment of dividends on both the Series A Preferred Stock and any Junior Securities if, at the time of such declaration, there are sufficient funds legally available to pay all dividends concurrently.

             LIQUIDATION.

             General. Subject to the rights of the holders of any stock of the Company ranking senior to or on a parity with the Series A Preferred Stock in respect of distributions upon the liquidation,
          dissolution  or  winding   up  of  the  Company,  upon  any  such
          liquidation, dissolution or winding up (whether voluntary or involuntary), each holder of Series A Preferred Stock will be entitled to be paid, out of the assets of the Company which remain after the payment and discharge of all liabilities of the Company, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the aggregate Liquidation Value (as hereinafter defined) of the shares of Series A Preferred Stock held by such holder plus an amount equal to accrued and unpaid dividends thereon to (but excluding) the date of payment, and the holders of Series A Preferred Stock will not be entitled to any further payment. If, upon any such liquidation, dissolution or winding up of the Company, the Company's assets available to be distributed among the holders of the Series A Preferred Stock and any other series of the Preferred Stock and any other stock of the corporation in either case ranking as to any such distribution on a parity with the Series A Preferred Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid, then the entire assets available to be distributed to
          the   Company's   shareholders  will   be  allocated   among  all
          liquidation requirements on all such parity series of Preferred Stock and such other parity stock in proportion to the respective amounts then required for the satisfaction thereof.

             Neither the consolidation, merger or other combination of the Company with or into any other entity or entities (whether or not the Company is the surviving entity), nor the sale, transfer or other disposition by the Company of all or any part of its assets, nor the reduction of the capital stock of the Company nor any other form of recapitalization or reorganization affecting the Company will be deemed to be a liquidation, dissolution or winding up of the Company within the meaning of the preceding paragraph.

             REDEMPTION

             Mandatory Redemption. The Company will, on the Scheduled Call Date (as hereinafter defined) for each share of Series A Preferred Stock, redeem such share at a price per share equal to the Liquidation Value thereof plus an amount equal to accrued and unpaid dividends thereon to (but excluding) the date fixed for redemption; provided, however, that the Company will not be obligated to redeem any share of Series A Preferred Stock which is to be converted into Conversion Securities (as hereinafter defined) on or prior to the Scheduled Call Date (see "Conversion"
          below).   The  Scheduled Call  Date for  each share  of Series  A
          Preferred Stock will be set forth in a supplement to this Prospectus relating to such share.

             Optional Redemption. The Company may, at any time and from time to time, redeem all or any number of shares of Series A Preferred Stock then outstanding at a price per share equal to the Liquidation Value thereof plus an amount equal to accrued and unpaid dividends thereon to (but excluding) the date fixed for
          redemption.   If less than all  of the outstanding  shares of the
          Series A Preferred Stock are to be redeemed, the Company will select the shares to be redeemed based on their respective Dates of Issuance; and, if less than all of the outstanding shares of the Series A Preferred Stock having the same Date of Issuance are to be redeemed, the Company will select the shares to be redeemed pro rata, by lot or by any other method as shall be determined by the Company to be equitable.

             Notice of Redemption. Unless otherwise required by applicable law, notice of mandatory or optional redemption will be sent to the holders of the shares of Series A Preferred Stock to be redeemed at the addresses shown on the books of the Company by first class mail, postage prepaid, mailed not less than thirty
          (30) days nor more than sixty (60) days prior to the redemption date.

             With respect to any notice of redemption of shares of Series A Preferred Stock at the option of the Company, unless, upon the giving of such notice, such shares shall be deemed to have been redeemed and to be no longer outstanding by reason of the deposit with a redemption agent of funds sufficient to effect such redemption in accordance with and subject to the Articles, such notice may state that such redemption shall be conditional upon the setting aside by the Company or the delivery to a redemption agent, on or prior to the date fixed for such redemption, of legally available funds sufficient to pay the redemption price of such shares, and that if such funds shall not have been so set aside or delivered such notice shall be of no force or effect and the Company shall not be required to redeem such shares. In the event that such notice of redemption contains such a condition and such funds are not so set aside or delivered, the redemption shall not be made and within a reasonable time thereafter notice shall be given that such funds were not so set aside or delivered and such redemption was not required to be made.

             Parity Stock.   If (A) at any time  the Company shall not  have
          satisfied in full its mandatory redemption obligations described above and (B) at such time the Company shall be obligated to redeem, purchase or otherwise acquire or retire shares of any other series of Preferred Stock or any other class of stock in
          either  case  ranking  as   to  distributions  upon  liquidation,
          dissolution or winding up on a parity with the Series A Preferred Stock, any funds of the Company legally available for the purpose shall be allocated among all such obligations on all such parity series of Preferred Stock and such other parity stock in proportion to the respective amounts thereof.

             Junior Securities. If at any time the Company shall not have satisfied in full its mandatory redemption obligations described above, the Company shall not (A) declare or pay or set apart for payment any dividends or make any other distributions on any
          Junior Securities or (B) make any payment on account of the redemption, purchase or other acquisition or retirement of any
          Junior   Securities;  provided,   however,  that   the  foregoing
          restriction shall not prohibit (X) any dividend payable solely in shares of Junior Securities or (Y) the acquisition of Junior Securities either (i) pursuant to any employee or director
          incentive   or  benefit   plan  or  arrangement   (including  any
          employment, severance or consulting agreement), or any dividend or interest reinvestment or stock purchase plan, of the Company or any affiliate of the Company heretofore or hereafter adopted or (ii) in exchange solely for any other Junior Securities.

             Limitation. Anything herein to the contrary notwithstanding, the Company will not have at any time any right to redeem, or any obligation to redeem, any share of Series A Preferred Stock if, by virtue of the Company having such right or obligation at such time, such share of Series A Preferred Stock, effective as of its Date of Issuance, would not constitute "stock" for purposes of any of Sections 351, 354, 355, 356 and 1036 of the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), or any successor provisions thereto.

             CONVERSION

             General. The Company may, at any time and from time to time, convert all or any number of shares of the Series A Preferred
          Stock  into Conversion  Securities.   If  less  than all  of  the
          outstanding shares of the Series A Preferred Stock are to be converted, the Company will select the shares to be converted based on their respective Dates of Issuance; and, if less than all of the outstanding shares of the Series A Preferred Stock having the same Date of Issuance are to be converted, the Company will select the shares to be converted pro rata, by lot or by any
          other method determined  by the  Company to be  equitable.   Each
          share of Series A Preferred Stock to be so converted will be converted into a number of units of Conversion Securities computed by dividing the Liquidation Value by the Fair Market Value (as hereinafter defined) for the Conversion Securities, all as of the close of business on the trading day next preceding the date fixed for conversion. If the Conversion Securities are not securities of the Company, prior to the conversion of any shares of Series A Preferred Stock, the Company will acquire sufficient Conversion Securities to effectuate the conversion. The Company will make a cash payment in lieu of delivering fractional securities upon any conversion, such payment to be based upon the
          Fair  Market   Value  of  any  fractional   securities  otherwise
          deliverable as of the close of business on the trading day next preceding the date fixed for conversion.

             Notice of Conversion. Unless otherwise required by applicable law, notice of conversion pursuant to this subsection (d) will be sent to the holders of shares of Series A Preferred Stock to be converted at the addresses shown on the books of the Company by first class mail, postage prepaid, mailed not less than thirty
          (30) days nor more than sixty (60) days prior to the conversion date.

             Conversion  Procedure.    Upon the  surrender  by  a holder  of
          converted shares of Series A Preferred Stock of certificates representing such shares in accordance with the notice of conversion on or after the conversion date, the Company will deliver to or upon the order of such holder:

               (A) whole units of the Conversion Securities into which such shares of Series A Preferred Stock have been converted, certificates representing securities to be registered in such name or names, and to be issued in such denominations, as such holder shall have specified;

               (B) in lieu of fractional units of Conversion Securities resulting from the conversion of such Series A Preferred Stock, an amount equivalent to the Fair Market Value of any such fractional units of Conversion Securities as of the close of business on the trading day next preceding the conversion date;

               (C) an amount equivalent to accrued and unpaid dividends on such shares of Series A Preferred Stock to (but excluding) the conversion date; and

               (D) a certificate representing any shares of Series A Preferred Stock which had been represented by the certificate or certificates delivered to the Company in connection with such conversion but which were not converted.

             Miscellaneous.    The  delivery  of  certificates  representing
          Conversion Securities upon conversion of shares of Series A Preferred Stock shall be made without charge to the holders of such shares for any tax or other governmental charge in respect thereof or other cost incurred by the Company in connection with such conversion, except that the Company shall not be required to pay any such tax or charge payable by reason of the registration of Conversion Securities in a name other than the name of the holder of the shares of Series A Preferred Stock which were so converted.

             Anything herein to the contrary notwithstanding, upon the conversion of shares of Series A Preferred Stock, the Company shall have the right to elect to deliver, or cause the delivery of, either (i) authorized but unissued Conversion Securities reserved for such purpose or (ii) authorized but previously issued Conversion Securities.

             Mandatory  Conversion.     Anything  herein   to  the  contrary
          notwithstanding, if, as described under "Conversion -- Limitation" above, the Company does not have an obligation to redeem any share of Series A Preferred Stock on the Scheduled Call Date with respect to such share, such share of Series A Preferred Stock, to the extent that such share has not been converted into Conversion Securities prior to such Scheduled Call Date, will be converted automatically into Conversion Securities on such Scheduled Call Date.

             DEFINITIONS

             "Common Stock" means the Company's common stock, without par value.

             "Conversion Securities"  means,  initially,  shares  of  Common
          Stock; provided, however, that if there shall have occurred an Organic Change, then the term "Conversion Securities" shall mean the class or type of stock, securities, cash or other assets (payable in kind) to which the holders of Common Stock or other
          Conversion  Securities  outstanding  immediately  prior   to  the
          effective time of the Organic Change are entitled to receive (either directly or upon subsequent liquidation) with respect to or in exchange for Common Stock or such other Conversion Securities as a result of the Organic Change; and provided, further, that if, by virtue of the structure of such transaction,
          a  holder  of Common  Stock or  other  Conversion Securities   is
          required to make an election with respect to the nature and kind of consideration to be received in such transaction, then Conversion Securities shall mean the stock, securities, cash or other assets (payable in kind) receivable in such transaction by a holder of the number of shares of Common Stock or other Conversion Securities into which shares of Series A Preferred
          Stock  could  have  been   converted  immediately  prior  to  the
          effective time of such transaction if such holder of Common Stock or other Conversion Securities failed to exercise any rights of election as to the kind or amount of stock, securities, cash or
          other   assets  receivable   upon  such  transaction   (it  being
          understood that, if the kind or amount of stock, securities, cash or other assets receivable upon such transaction is not the same for each non-electing share, then the kind and amount of stock,
          securities,  cash   or  other   property  receivable   upon  such
          transaction for each non-electing share shall be the kind and amount so receivable per share by a plurality of the non-electing shares).

             "Date of Issuance," as to any share of Series A Preferred Stock, means the date on which the Company initially issues such share, irrespective of the subsequent delivery of certificates for such share upon registration of transfer or exchange.

             "Dividend Payment Date," as to the Series A Preferred Stock, means January 1, April 1, July 1 and October 1.

             "Dividend Period," as to the shares of the Series A Preferred Stock or any other series of the Preferred Stock or of any other class of stock in either case ranking as to dividends on a parity with the Series A Preferred Stock, means the period commencing on any dividend payment date prescribed for such series and ending on the day next preceding the next succeeding dividend payment date for such series, except that the initial Dividend Period for any particular shares of any series or class shall be the period commencing on the date or dates from which dividends on such shares shall be cumulative and ending on the day next preceding the first dividend payment date prescribed for such shares.

             "Fair Market Value," as to publicly traded shares of Common Stock or any other class of capital stock or securities of the Company or any other issuer which are publicly traded, as of a particular day, means the average Market Price of such shares or securities over a period of five consecutive trading days ending on (and including) the trading day as of which "Fair Market Value" is being determined. "Fair Market Value", as to any security which is not publicly traded or of any other property, as of a particular day, means the fair value thereof as determined by an independent investment banking or appraisal firm experienced in the valuation of such securities or property selected in good faith by the Board of Directors, or, if no such investment banking or appraisal firm is in the good faith judgment of the Board of Directors available to make such determination, as determined in good faith by the Board of Directors.

             "Junior  Securities"  means  the  Common  Stock  and  (1)   for
          purposes of clause (A) in the paragraph "Junior Securities" under each of "Dividends" and "Redemption" above, any other class or series of stock ranking junior to the Series A Preferred Stock in right of payment of dividends or (2) for all other purposes, any other class or series of stock ranking junior to the Series A Preferred Stock in right of payment of amounts distributable upon liquidation, dissolution or winding up.

             "Liquidation Value," as to any share of Series A Preferred Stock, means the amount of $100.

             "Market Price," as to publicly traded shares of Common Stock or any other class of capital stock or other security of the Company or any other issuer which are publicly traded, as of a particular day, means the last reported sales price, regular way, or, if no sale takes place on such day, the average of the reported closing bid and asked prices, regular way, in either case as reported on the Composite Tape for New York Stock
          Exchange Transactions or, if such security is not listed or admitted to trading on the New York Stock Exchange, on the principal national securities exchange on which such security is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation System or, if such security is not quoted on such National Market System, the average of the closing bid and asked prices on such day in the over-the-counter market as reported by NASDAQ or, if bid and asked prices for such security on such day shall not have been reported through NASDAQ, the average of the bid and asked prices for such day as furnished by any New York Stock Exchange member firm regularly making a market in such security selected for such purpose by the Board of Directors.

             "Organic  Change"  means any  recapitalization, reorganization,
          reclassification,   consolidation,   merger,  sale   of   all  or
          substantially all of the Company's assets or similar transaction, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities, cash or other assets
          with  respect  to  or   in  exchange  for  Common  Stock.     The
          transactions contemplated by the Agreement and Plan of Merger, dated as of April 5, 1997, among the Company, Allegheny Power System, Inc. and AYP Sub, Inc., if consummated, would constitute
          an  Organic  Change,  and,  giving  effect   thereto,  Conversion
          Securities would be shares of common stock, par value $1.25 per share, of Allegheny Power System, Inc. Anything herein to the contrary notwithstanding, if the Company shall not be the surviving or resulting person following any Organic Change, the Series A Preferred Stock shall by virtue of such Organic Change be exchanged for, or changed, reclassified or converted into, preferred stock of such successor or resulting person having in
          respect  of  such  person,   insofar  as  practicable,  the  same
          preferences, limitations, voting rights and special rights that the Series A Preferred Stock had immediately prior to such Organic Change except for the change in the type of Conversion
          Securities  into  which  such  preferred  stock   is  convertible
          effected as a result of such Organic Change.

             "Record Date," as to any Dividend Payment Date, means the fifteenth day of the calendar month next preceding such Dividend Payment Date.

             "Scheduled Call Date," as to any share of Series A Preferred Stock, means the first day of the first month commencing after the sixth anniversary of the Date of Issuance of such share.

             RANKING; PRO RATA SHARING; RETIREMENT

             Ranking. The Series A Preferred Stock will rank senior to the Common Stock as to the payment of dividends and as to the distribution of assets on liquidation, dissolution or winding-up of the Company, and, unless otherwise provided in the Articles, the Series A Preferred Stock will rank on a parity with all other series of Preferred Stock as to the payment of dividends and as to the distribution of assets on liquidation, dissolution or winding-up.

             Pro Rata Sharing. Except to the extent otherwise provided in the Articles, all payments to be made in respect of the shares of Series A Preferred Stock and any other stock ranking on a parity with the Series A Preferred Stock with respect to payments of such character will be made pro rata, so that amounts paid per share on the Series A Preferred Stock and such other stock will in all cases bear to each other the same ratio that the amounts then payable per share on the shares of the Series A Preferred Stock and such other stock bear to each other.

             Retirement.   Any shares of Series  A Preferred Stock  redeemed
          or converted as provided hereby will be retired as shares of Series A Preferred Stock and be restored to the status of authorized but unissued shares of Preferred Stock, undesignated as to series, and may thereafter be reissued as permitted by applicable law.

             VOTING RIGHTS

             General.   The  holders of  Series  A  Preferred Stock  will be
          entitled to vote on all matters submitted to a vote of the holders of Common Stock, voting together with the holders of Common Stock as one class. Each share of Series A Preferred Stock will be entitled three votes, subject to certain adjustments.

             No Special Rights. Except to the extent otherwise specifically provided by applicable law or set forth in the preceding paragraph, holders of Series A Preferred Stock will have no special voting rights and their consent shall not be required for the taking of any corporate action.

             Under Pennsylvania law, the holders of shares of Series A Preferred Stock will be entitled to vote as a class with respect to any amendment to the Articles which would authorize a new series of Preferred Stock or another class of stock having a preference as to dividends or assets which is senior to the shares of Series A Preferred Stock, or would authorize an increase in the number of authorized shares of any such series or class; and no such amendment may be adopted unless, among other things, it receives the affirmative vote of a majority of the votes cast in such class vote. In addition, under Pennsylvania law, the holders of shares of Series A Preferred Stock will be entitled to similar voting rights, as a class, with respect to any merger or consolidation which would effect any change in the Articles if such holders would have been entitled to a class vote with respect to such change if such change had been accomplished as an amendment to the Articles rather than by merger or consolidation.

             CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

             The following discussion sets forth the material United States federal income tax consequences under existing law of the ownership and disposition of the shares of Series A Preferred
          Stock.   Changes to  existing law,  which could  have retroactive
          effect,  may  alter  the  consequences  described  below.    This
          discussion relates only to shares of Series A Preferred Stock that are held as capital assets within the meaning of Section 1221 of the Code, and does not deal with all tax consequences that may be relevant in the particular circumstances of each holder (some of which, such as dealers in securities, insurance companies, tax-exempt organizations and foreign persons, may be
          subject  to  special  rules).   Except  as  otherwise  indicated,
          statements of legal conclusions regarding federal income tax consequences in this section reflect the opinion of Reid & Priest LLP, counsel to the Company. These conclusions are based on the
          Code,   regulations  promulgated  thereunder,   and  the  current
          judicial and administrative interpretations thereof. The Company has not and will not seek a ruling as to any tax matters relating
          to the shares of  Series A Preferred Stock.   PERSONS CONSIDERING
          ANY TRANSACTION PURSUANT TO WHICH THEY WILL RECEIVE SHARES OF SERIES A PREFERRED STOCK SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

             Classification of Series A Preferred Stock.   The  Series  A
          Preferred Stock should be treated as stock for federal income tax purposes. The remainder of this discussion assumes that the Series A Preferred Stock will be respected as stock for federal income tax purposes.

             Dividends. Dividends paid on the shares of Series A Preferred Stock out of the Company's current or accumulated earnings and profits (as determined for federal income tax purposes) will be
          taxable as  ordinary income.    To the extent that  the amount of
          distributions  paid on the  Series A Preferred  Stock exceeds the
          Company's  current  or  accumulated   earnings  and  profits  (as
          determined for federal income tax purposes), the distributions will be treated as a return of capital, thus reducing the holder's adjusted tax basis in such stock. The amount of any distribution which exceeds the holder's adjusted basis in the Series A Preferred Stock will be taxed as capital gain, and will be long-term capital gain if the holder's holding period for such
          stock exceeds one year.   The Company expects to  have sufficient
          earnings and profits (as determined for federal income tax purposes) to cause distributions on the Series A Preferred Stock to be treated as dividends for federal income tax purposes.

             To the extent that dividends are treated as ordinary income, dividends received by corporate holders will qualify for the 70 percent intercorporate dividends-received deduction subject to the minimum holding period (generally at least 46 days) and other
          applicable   requirements.     Under  certain   circumstances,  a
          corporate holder may be subject to the alternative minimum tax with respect to the amount of its dividends-received deduction.

             Under certain circumstances, a corporation that receives an "extraordinary dividend," as defined in Section 1059(c) of the Code, is required to reduce its stock basis by the non-taxed portion of such dividend. Generally, quarterly dividends not in arrears paid to an original holder of the shares of Series A Preferred Stock will not constitute extraordinary dividends under
          Section 1059(c). In addition, under Section 1059(f), any dividend with respect to "disqualified preferred stock" is treated as an "extraordinary dividend." However, while the issue is not free from doubt due to the lack of authority directly on point, the
          shares  of   Series  A   Preferred  Stock  will   not  constitute
          "disqualified preferred stock."

             Redemption  Premium.    Under  certain  circumstances,  Section
          305(c) of the Code requires that any excess of the redemption price of preferred stock over its issue price be includable in income, prior to receipt, as a constructive dividend. While the issue is not free from doubt due to a lack of authority addressing the issue, Section 305(c) should not currently apply to stock with terms such as those of the shares of Series A Preferred Stock.

             Conversion into Common Stock. Gain or loss generally will not be recognized by a holder upon the conversion of shares of Series A Preferred Stock into shares of Common Stock if no cash is
          received.   Income may be recognized, however, to the extent cash
          is received in payment of accrued and unpaid dividends in arrears. Such income would probably be characterized as dividend income, although some uncertainty exists as to the appropriate
          characterization  of  payments   in  satisfaction  of  undeclared
          accrued and unpaid dividends. In addition, a holder who receives cash in lieu of a fractional share will be treated as having received such fractional share and having exchanged it for cash in a transaction subject to Section 302 of the Code and related
          provisions.   Such  exchange should  generally result  in capital
          gain or loss measured by the difference between the cash received for the fractional share interest and the holder's basis in the fractional share interest.

             Generally, a holder's basis in the Common Stock received upon the conversion of the shares of Series A Preferred Stock (other than shares of Common Stock taxed upon receipt) will equal the adjusted tax basis of the converted shares of Series A Preferred Stock plus the amount of gain recognized, minus the amount of cash received, and the holding period of such Common Stock will include the holding period of the redeemed or converted shares of Series A Preferred Stock.

             Backup  Withholding.   Certain  non-corporate  holders  may  be
          subject to backup withholding at a rate of 31 percent on dividends and certain consideration received upon the redemption or conversion of the shares of Series A Preferred Stock. Generally, backup withholding applies only when the taxpayer fails to furnish or certify a property Taxpayer Identification Number or when the taxpayer is notified by the Internal Revenue Service that the taxpayer has failed to report payments of
          interest and  dividends properly.   Holders should  consult their
          tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining any applicable exemption.

          COMMON STOCK

             GENERAL

             Except for the rights of holders of the Series A Preferred Stock and such rights as may be granted to the holders of any other series of Preferred Stock in the amendment establishing such series or as required by law, all of the voting and other rights of the shareholders of the Company belong exclusively to the holders of the Common Stock.

             VOTING RIGHTS

             General. Each holder of Common Stock is entitled to one vote for each whole share held and in addition at all elections of directors is entitled to cumulate votes.

             Election of Directors. The Articles provide that the Board of Directors shall consist of such number of directors as may be fixed from time to time by a majority of the Disinterested Directors (defined below) then in office, plus such number of additional directors, if any, as the holders of Preferred Stock, voting separately as a class or series, shall have the right from
          time to  time to elect.   The Articles  further provide that  the
          Board of Directors, excluding any directors elected by the holders of Preferred Stock, voting separately as a class or series, shall be divided into three classes, as nearly equal in number as possible. One class of directors is elected at each annual meeting of shareholders, to hold office until the third succeeding annual meeting and until their successors are elected and qualify.

             The Articles provide that for so long as the general corporate law of the Company's state of incorporation specifically mandates such power, a director, any class of directors or the entire Board of Directors may be removed from office by shareholder vote without cause, but only if shareholders entitled to cast at least 80% of the votes which all shareholders are entitled to cast at an annual election of directors or of such class of directors
          shall vote in  favor of such removal.   The power of shareholders
          to remove directors without cause is not required under the Pennsylvania Business Corporation Law as currently in effect and, therefore, pursuant to the Articles, the shareholders may remove a director from office only for cause and only if the holders of at least a majority of the voting power of the then outstanding shares of Voting Stock (defined below) which are not beneficially owned by an Interested Shareholder (defined below) shall vote in favor of such removal.

             The Articles provide that vacancies in the members of the Board of Directors elected by holders of Voting Stock, including vacancies resulting from an increase in the number of directors, shall be filled only by a majority vote of the Disinterested Directors then in office, though less than a quorum, except as
          otherwise required by law.   Directors elected to fill  vacancies
          will hold office for a term expiring at the annual meeting of shareholders at which the term of the class to which they have been elected expires.

             The  Articles  require   that  any  shareholder  intending   to
          nominate a candidate for election as a director must give written
          notice   of   the   nomination,   containing   certain  specified
          information, to the Secretary of the Company not later than 120 days in advance of the meeting at which the election is to be held.

             The provisions of the Articles with respect to Election of Directors described above would not apply to any directors elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or assets if such directors are elected by holders of such stock, voting separately as a class or series.

             Business  Combinations.     The   Articles  provide   that  the
          affirmative vote of the holders of (i) at least 80% of the voting power of all then outstanding shares of Voting Stock (as hereinafter defined), voting as a single class, and (ii) at least a majority of the voting power of the then outstanding shares of Voting Stock which are not beneficially owned by an Interested Stockholder (as hereinafter defined), voting as a single class, is required for the approval or authorization of any Business Combination (as hereinafter defined) involving an Interested Stockholder, except (a) a Business Combination approved by a majority of the Disinterested Directors (as hereinafter defined), or (b) a Business Combination as to which certain minimum price
          and  procedural requirements  are satisfied.   In  the  event the
          requisite approval of the Board would be given or the minimum price and procedural requirements would be satisfied with respect to a particular Business Combination, the normal requirements of Pennsylvania law would apply to such Business Combination.

             An "Interested Stockholder" at any particular time means any person which (1) is at such time the beneficial owner, directly or indirectly, of more than 10% of the voting power of the outstanding Voting Stock; (2) is at such time an affiliate of the Company and at any time within the two-year period immediately prior to such time was the beneficial owner, directly or indirectly, of more than 10% of the voting power of the then outstanding Voting Stock; or (3) is at such time an assignee of or has otherwise succeeded to the beneficial ownership of any shares of Voting Stock which were at any time within the two-year period immediately prior to such time beneficially owned by an Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act. A person is deemed the "beneficial owner" of any shares which such person or any of its "affiliates" or "associates" (as defined in the Articles) owns directly or indirectly or has the right to acquire or vote, or which are owned by any other person with which such person or an affiliate or an associate has an understanding with respect to acquiring, holding, voting or disposing of Voting Stock.

             A "Business  Combination" includes the following  transactions:
          (1) a merger, consolidation or share exchange of the Company or a subsidiary with an Interested Stockholder (or an affiliate or associate of an Interested Stockholder); (2) the sale, lease, exchange, mortgage, pledge, transfer, or other disposition or investment, loan or other arrangement by the Company or a subsidiary of 5% or more of the Company's consolidated total assets to, with or for the benefit of an Interested Stockholder (or an affiliate or associate of an Interested Stockholder); (3) the issuance or transfer of securities of the Company or of a subsidiary to an Interested Stockholder (or an affiliate or associate of an Interested Stockholder) in exchange for cash, securities or other consideration valued at 5% or more of the Company's consolidated total assets; (4) the adoption of any plan for the liquidation, dissolution or division of the Company proposed by or on behalf of an Interested Stockholder (or an affiliate or associate of any Interested Stockholder); (5) any reclassification of securities, recapitalization of the Company, merger or consolidation of the Company with a subsidiary or other transaction which increases the percentage of any class of stock of the Company or a subsidiary owned by an Interested Stockholder (or an affiliate or associate of an Interested Stockholder); or
          (6) any other transaction similar in purpose or effect to the foregoing.

             The term "Disinterested Director" means generally a director of the Company who is not an Interested Stockholder or an
          affiliate,   associate  or   representative   of  an   Interested
          Stockholder and either (1) was a director of the Company immediately prior to the time the Interested Stockholder became
          an   Interested  Stockholder   or  (2)   is  a  successor   to  a
          Disinterested Director and is recommended or elected to succeed a Disinterested Director by a majority of the then Disinterested Directors.

             The term "Voting Stock" means the capital stock of the Company entitled to vote generally in an annual election of directors of
          the  Company.   At  present, the  Common  Stock and  the Series A
          Preferred Stock are the only classes or series of the Company's Voting Stock.

             Amendments to the Articles or By-Laws.   The Articles provide
          that any amendment, alteration, change or repeal of any provision of Article 7 or Article 8 of the Articles (which contain provisions relating to business combinations), the adoption of any provision inconsistent therewith, or the adoption, amendment or repeal by the shareholders of any By-Law, shall require the affirmative votes of (i) the holders of at least 80% of the voting power of all then outstanding shares of Voting Stock, voting together as a single class, and (ii) the holders of at least a majority of the voting power of the then outstanding shares of Voting Stock which are not beneficially owned by any Interested Stockholder, voting together as a single class, unless such action is recommended by a majority of the Disinterested Directors and at the time of such recommendation the Disinterested Directors constitute a majority of the full Board of Directors, excluding any directors elected by the holders of Preferred Stock, voting separately as a class or series.

             The Articles provide that the Board of Directors, by a vote including a majority of the Disinterested Directors then in office, may adopt, amend or repeal By-Laws with respect to those matters which are not, by statute, reserved exclusively to the shareholders.

             The provisions  of the  Articles described  in this  subsection
          "Voting  Rights"  are  in   addition  to  certain  provisions  of
          Pennsylvania law which restrict, or require a special shareholder vote to approve, certain transactions between the Company and a shareholder of the Company.

             The Articles reserve for the Company the right to amend, alter, change or repeal any provision contained therein in the manner now or hereafter prescribed by law, and all rights conferred upon shareholders therein are granted subject to this reservation.

             The  Articles  also   provide  that  any  action  required   or
          permitted to be taken at a meeting of shareholders or a class of shareholders of the Company may be taken without a meeting upon the written consent of shareholders who would have been entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. Such consents shall be filed with the Secretary of the Company.

             DIVIDEND RIGHTS

             The holders of Common Stock are entitled to dividends when, as and if declared by the Board of Directors out of funds legally available therefor. However, the Board of Directors has granted, in the case of the Series A Preferred Stock, and may grant, if additional Preferred Stock is issued, preferential dividend rights to the holders of such stock which would prohibit payment of dividends on the Common Stock unless and until specified dividends on the Series A Preferred Stock or other Preferred Stock had been paid or in other circumstances.

             The  Company owns  all  of the  issued  and  outstanding common
          stock  of  Duquesne  Light  Company.   Future  dividends  on  the
          Company's Common Stock will be largely dependent upon the payment
          of  dividends  by Duquesne  Light Company  to  the Company.   The
          payment of dividends by Duquesne Light Company to the Company will be affected by the earnings, financial condition and capital requirements of Duquesne Light Company, as well as by the provisions of Duquesne Light Company's Restated Articles which restrict the payment of cash dividends or other distributions on, or the purchase or redemption of, its common stock or other
          capital  stock   ranking  junior  to   Duquesne  Light  Company's
          preferred stock (collectively referred to as "junior stock payments"). No dividends or distribution may be made on Duquesne Light Company's common stock if dividends or sinking or purchase fund obligations on Duquesne Light Company's preferred stock or
          preference stock  are accumulated  and unpaid.   Furthermore, the
          aggregate amount of junior stock payments which may be made in any 12-month period is in general limited to (i) 50% of Duquesne Light Company's consolidated net income (as defined in Duquesne
          Light  Company's   Restated  Articles)  for  any   period  of  12
          consecutive calendar months within the 15 preceding months if the effect of such payments would be to reduce Duquesne Light Company's ratio of common stock equity to total capitalization to less than 20% or (ii) 75% of such consolidated net income if the effect would be to reduce such ratio to 20% or more but less than 25%.

             LIQUIDATION RIGHTS

             Upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of Common Stock are entitled to share ratably in the assets of the Company available for distribution after all liabilities of the Company have been
          satisfied.   The Board of Directors  has granted, in  the case of
          the Series A Preferred Stock, and may grant, if additional Preferred Stock is issued, preferential liquidation rights to the holders of such stock which would entitle them to be paid out of the assets of the Company available for distribution before any
          distribution  is made  to  the  holders  of  Common  Stock.    In
          addition, because Duquesne Light Company and the Company's other subsidiaries have debt obligations and other liabilities of their own, the Company's rights and the rights of its creditors and shareholders to participate in the assets of Duquesne Light Company or other subsidiaries of the Company upon the liquidation of Duquesne Light Company or any other such subsidiary will be subject to the prior claims of creditors of such subsidiaries.

             MISCELLANEOUS

             Holders of Common Stock have no preemptive or other rights to subscribe for any shares or securities of the Company. There are no sinking fund provisions, conversion rights or redemption provisions applicable to the Common Stock, and the holders of fully paid Common Stock are under no liability for assessments by the Company.

             ALLEGHENY COMMON STOCK

             Upon the consummation of the merger of the Company and Allegheny, as described herein, each share of the Company's Common Stock will be exchanged for 1.12 shares of Allegheny
          common stock.   For a description of Allegheny common stock and a
          comparison of  the rights  of holders of  Allegheny common  stock
          relative  to   holders  of   the  Company's  Common   Stock,  see
          "DESCRIPTION OF APS STOCK" and "COMPARISON OF CERTAIN RIGHTS OF THE HOLDERS OF APS COMMON STOCK AND DQE COMMON STOCK" in the Joint Proxy Statement, which is incorporated herein by reference.

          TRANSFER AGENTS AND REGISTRARS

             The  Co-Transfer Agent  and  Co-Registrar for  the  DQE  Common
          Stock  is The  First  National Bank  of  Boston, P.O.  Box  1728,
          Boston, Massachusetts  02105-1728.   Duquesne Light  Company, Box
          68, Pittsburgh, Pennsylvania 15230-0068, is an additional Co-Transfer Agent, and Mellon Securities Trust Company, Mellon Bank Center, Pittsburgh, Pennsylvania 15258, is an additional Co-Registrar. The Company, Box 68, Pittsburgh, Pennsylvania 15230-0068, is the Transfer Agent for the Series A Preferred Stock, and Mellon Securities Trust Company, Mellon Bank Center, Pittsburgh, Pennsylvania 15258, is the Registrar.


                                       EXPERTS


               The consolidated financial statements incorporated in this Prospectus by reference from the Company's latest Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                                    LEGAL MATTERS


               The validity of the Series A Preferred Stock and the Common Stock will be passed upon for the Company by David R. High, Esq., Assistant General Counsel of Duquesne Light Company, and by Reid & Priest LLP of New York, New York. Reid & Priest LLP may rely as to all matters of Pennsylvania law upon the opinion of Mr. High.

          =================================================================






                                  TABLE OF CONTENTS
                                                                       Page
                                                                       ----


          Available Information . . . . . . . . . . . . . . . . . . . .   2
          Incorporation of Certain Documents by Reference . . . . . . .   2
          Summary   . . . . . . . . . . . . . . . . . . . . . . . . . .   3
          The Company . . . . . . . . . . . . . . . . . . . . . . . . .   6
          The Acquisitions  . . . . . . . . . . . . . . . . . . . . . .   7
          Resales of Securities . . . . . . . . . . . . . . . . . . . .   7
          Description of Capital Stock  . . . . . . . . . . . . . . . .   8
          Experts . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
          Legal Matters . . . . . . . . . . . . . . . . . . . . . . . .  19




                                   ---------------




            NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING
          BEEN  AUTHORIZED BY  THE  COMPANY.    THIS  PROSPECTUS  DOES  NOT
          CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SHARES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER TO SOLICITATION. UNDER NO CIRCUMSTANCES SHALL THE DELIVERY OF THIS PROSPECTUS, OR ANY SALE MADE PURSUANT TO THIS PROSPECTUS, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.


          =================================================================


          =================================================================




                                      DQE, Inc.




                                   1,000,000 SHARES

                                   PREFERRED STOCK,

                                SERIES A (CONVERTIBLE)






                                      ----------
                                      PROSPECTUS
                                      ----------





                                   August    , 1997

          ================================================================

                                       PART II
                        INFORMATION NOT REQUIRED IN PROSPECTUS


          ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

             Under the Restated Articles of DQE, to the fullest extent that the laws of the Commonwealth of Pennsylvania, as now or as hereafter amended, permit elimination or limitation of the liability of directors, no director of DQE shall be personally liable for monetary damages for any action taken, or any failure to take action, as a director.

             Under the By-Laws of DQE, the directors and officers of DQE are each entitled to be indemnified against reasonable expenses, including attorneys' fees, and any liability paid or incurred by them in connection with any actual or threatened claim, action, suit or other proceeding by reason of their being or having been a director or officer of DQE, or serving or having served at the request of DQE as a representative of another corporation, partnership, joint venture, trust, employee benefit plan or other entity, except as prohibited by law.

             Section 1746(b) of the Pennsylvania Business Corporation Law prohibits indemnification in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

             DQE  maintains   director  and   officer  liability   insurance
          covering  the  directors   and  officers  of  DQE   and  all  its
          subsidiaries with respect to certain liabilities which may be incurred in connection with their service to DQE or any of its subsidiaries, including liabilities arising under the Securities Act of 1933, as amended. This insurance provides reimbursement to DQE and its subsidiaries up to policy limits for amounts paid
          to  directors  and  officers   pursuant  to  the  indemnification
          provisions summarized above.


          ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

             Reference is made to the Exhibit Index on page II-4 hereof, such
          Exhibit Index being incorporated by such reference in this Item 21.


          ITEM 22.  UNDERTAKINGS

             Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as
          expressed  in the Act and  is, therefore, unenforceable.   In the
          event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of
          appropriate    jurisdiction    the    question    whether    such
          indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


             The undersigned Registrant hereby undertakes:

             (1) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request;

             (2) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective;

             (3)  to file,  during any period in  which offers  or sales are
                  being   made,   a   post-effective   amendment   to   this
                  registration statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  provided, however, that paragraphs (3)(i) and (3)(ii) do not apply to the Registrant if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

             (4) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

             (5) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

             (6) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

             (7) (i) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form; and

                  (ii) that every prospectus: (a) that is filed pursuant to paragraph (i) immediately preceding, or (b) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  POWER OF ATTORNEY


          Each director and/or officer of the Registrant whose signature appears on the following page appoints Victor A. Roque and J. Anthony Terrell, and each of them severally, as his attorney-in-fact to sign in his name and behalf, in any and all capacities stated above, and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to this registration statement, and the Registrant hereby also appoints each such person as its attorney-in-fact with like authority to sign and file any such amendments in its name and behalf.

                                      SIGNATURES

             Pursuant  to  the  requirements  of  the  Securities  Act,  the
          Registrant  has duly  caused  this Registration  Statement to  be
          signed  on   its  behalf  by  the   undersigned,  thereunto  duly
          authorized,   in   the  City   of  Pittsburgh,   Commonwealth  of
          Pennsylvania, on  July 29, 1997.

                                        DQE, INC.

                                        By: /s/ Gary L. Schwass
                                            ------------------------------
                                            Gary L. Schwass
                                            Executive Vice President and
                                            Chief Financial Officer


             Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

      Signature                  Title                        Date
      ---------                  -----                        ----


      /s/ David D. Marshall
      ------------------------   President, Chief             July 29, 1997
      David D. Marshall          Executive Officer
                                  and Director


      /s/ Gary L. Schwass
      ------------------------   Executive Vice President     July 29, 1997
      Gary L. Schwass             and Chief Financial
                                  Officer


      /s/ Morgan K. O'Brien
      ------------------------   Controller and Principal     July 29, 1997
      Morgan K. O'Brien           Accounting Officer


      /s/ Daniel Berg
      ------------------------   Director                     July 29, 1997
      Daniel Berg


      /s/ Doreen E. Boyce
      ------------------------   Director                     July 29, 1997
      Doreen E. Boyce


      /s/ Robert P. Bozzone
      ------------------------   Director                     July 29, 1997
      Robert P. Bozzone


      /s/ Sigo Falk
      ------------------------   Director                     July 29, 1997
      Sigo Falk


      /s/ William H. Knoell
      ------------------------   Director                     July 29, 1997
      William H. Knoell


      /s/ Robert Mehrabian
      ------------------------   Director                     July 29, 1997
      Robert Mehrabian


      /s/ Thomas J. Murrin
      ------------------------   Director                     July 29, 1997
      Thomas J. Murrin


      /s/ Eric W. Springer
      ------------------------   Director                     July 29, 1997
      Eric W. Springer

                                  INDEX TO EXHIBITS


      Exhibit
       No.       Description and Method of Filing
      -------    --------------------------------

      3.1* Articles of Incorporation, Exhibit 3.1 to the effective January 5, 1989. Company's Annual Report on Form 10-K for the year
                                             ended December 31, 1989.

      3.2*       Articles of Amendment,      Exhibit 3.2 to the
                 effective April 27, 1989    Company's Annual Report
                 containing Restated         on Form 10-K for the year
                 Articles of Incorporation   ended December 31, 1989.
                 of DQE, Inc.

      3.3*       Articles of Amendment,      Exhibit 3.3 to the
                 effective February 8,       Company's Annual Report
                 1993.                       on Form 10-K for the year
                                             ended December 31, 1992.

      3.4*       Articles of Amendment,      Exhibit 3.4 to the
                 effective May 24, 1994.     Company's Annual Report
                                             on Form 10-K for the year
                                             ended December 31, 1994.

      3.5*       Articles of Amendment,      Exhibit 3.5 to the
                 effective April 20, 1995.   Company's Annual Report
                                             on Form 10-K for the year
                                             ended December 31, 1995.

      3.6*       By-Laws, as amended         Exhibit 3.6 to the
                 through December 18,        Company's Annual Report
                 1996 and as currently       on Form 10-K for the year
                 in effect.                  ended December 31, 1996.

      4.1        Form of Statement with      Filed herewith.
                 respect to Preferred
                 Stock, Series A
                 (Convertible).

      5.1        Opinion of David R. High.   Filed herewith.

      5.2 & 8    Opinion of Reid & Priest    Filed herewith.
                 LLP.

      12.1       Computation of ratio of     Filed herewith.
                 earnings to combined
                 fixed charges and
                 preferred stock
                 dividends.

      23.1       Consent of David R. High.   Filed herewith as part of
                                             Exhibit 5.1.

      23.2       Consent of Reid & Priest    Filed herewith as part of
                 LLP                         Exhibit 5.2.

      23.3       Consent of Deloitte &       Filed herewith.
                 Touche LLP

      24.1       Power of attorney           Filed herewith on Page
                                             II-2.


     -------------------
     *   Previously filed as indicated and incorporated herein by reference.